Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO
(909) 980-4030

Stephen A. Del Guercio Named Director of CVB Financial Corp.

Ontario, CA, October 30, 2012—CVBF (NASDAQ)—Stephen A. Del Guercio was appointed a Director of CVB Financial Corp. effective October 30, 2012. He was also named a Director of Citizens Business Bank. Citizens Business Bank is the wholly owned banking subsidiary of CVB Financial Corp.

“We are delighted to have someone with Steve’s real estate and corporate law background. His extensive experience representing business owners is well aligned with our target client base.” stated Ronald O. Kruse, Chairman of the Board of CVB Financial Corp. and Citizens Business Bank. “He will be an outstanding addition and provide further depth and strength to our Board.”

Mr. Del Guercio is presently a Partner with Demetriou, Del Guercio, Springer & Francis, LLP. He was admitted to the California Bar in 1986. He received his A.B from the University of Southern California, graduating Magna Cum Laude in 1983, and his J.D from the University of Southern California Law School, graduating Order of the Coif, in 1986.

Mr. Del Guercio is currently serving as Mayor of the City of La Cañada-Flintridge. He has been a member of City Council since 2001. He is also involved with various community and charitable organizations in the greater Pasadena and Los Angeles areas.

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.3 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

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